EXHIBIT 2

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

SHAWN CAREY, MSS CAPITAL, LLC, HUNTS ROAD, LLC, ION1 LLC, BRICKELL CAPITAL SOLO 401K TRUST, KAILEY LEWIS, EDWARD REINLE, EMANUEL VALADAKIS and ZITAH MCMILLAN-WARD, individually and on behalf of all others similarly situated, Plaintiffs, v. MICHAEL MOE, PETER B. RITZ, LZG INTERNATIONAL, INC., ROGER HAMILTON, and GENIUS GROUP LIMITED, Defendants.	Case No. CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS **JURY TRIAL DEMANDED** **CLASS ACTION**

CLASS ACTION COMPLAINT

Defendants Michael Moe and Peter Ritz used their publicly traded companies LZG International, Inc. ("LZGI") and Genius Group Limited ("GNS") to defraud investors of more than $30 million through a fraudulent LZGI-GNS merger that was forged to conceal their theft of corporate funds and unauthorized issuances of millions of LZGI and GNS shares to themselves. The LZGI-GNS Merger proceeded based on false information LZGI, Ritz, Moe, GNS and Roger Hamilton provided to the companies' investors and to the SEC, and resulted in Moe and Ritz transferring LZGI's only revenue generating asset to GNS while they attempted to assume control over GNS, whose share price has since plummeted causing tens of millions in additional losses to shareholders.

NATURE OF THE ACTION

1. This is a federal securities class action brought pursuant to the Securities Exchange

Act of 1934 (the "Exchange Act") on behalf of all persons or entities who, between December 1, 2023 to September 25, 2024 (the "Class Period"), purchased or acquired the securities of GNS on the NYSE or pursuant to other domestic transactions, as a result of the LZGI-GNS Merger (the "Class").

2. Plaintiffs seek to recover compensable damages caused by Defendants' violations of the federal securities laws and to pursue remedies under Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder.

JURISDICTION AND VENUE

3. The claims asserted herein arise under and pursuant to §§10(b) and 20(a) of the Exchange Act (15 U.S.C. §§78j(b) and §78t(a)) and Rule 10b-5 promulgated thereunder by the SEC (17 C.F.R. §240.10b-5).

4. This Court has jurisdiction over the subject matter of this action under 28 U.S.C. §1331 and §27 of the Exchange Act.

5. Venue is proper in this judicial district pursuant to §27 of the Exchange Act (15 U.S.C. §78aa) and 28 U.S.C. §1391(b), as Defendants' misstatements and subsequent damages took place within this District.

6. LZGI is a publicly traded company incorporated in Florida, and headquartered at 135 West 41st Street, Suite 5-104, New York, NY.

7. LZGI stock is traded on the OTC Pink Markets, in New York.

8. GNS is a publicly traded company organized under the laws of Singapore, whose agent for service is located at 12 E 49th Street, 11th floor, New York, NY.

9. GNS' shares are listed on the New York Stock Exchange, under the trading symbol "GNS".

10. GNS's transfer agent is VStock, which is located at 18 Lafayette Place, Woodmere, NY.

11. Plaintiffs' acquisition of GNS stock is being conducted by VStock, in New York.

12. In addition, the acts that constitute the violations of law complained of herein, including Defendants' dissemination of materially false and misleading information to the investing public, occurred in and/or were issued from this District.

13. In connection with the acts, conduct and other wrongs alleged in this Complaint, Defendants, directly or indirectly, used the means and instrumentalities of interstate commerce, including but not limited to, the United States mail, interstate telephone communications and the facilities of the national securities markets.

PARTIES

14. Plaintiff Shawn Carey is a former Chief Operating Officer of LGZI and a shareholder of the company, owning 6,074,452 LZGI shares.

15. Plaintiff MSS Capital is a shareholder of LZGI, owning 1,500,000 LZGI shares.

16. Plaintiff Hunts Road, LLC, is a shareholder of LZGI, owning 1,987,705 LZGI shares.

17. Plaintiff Ion1 LLC is a shareholder of LZGI, owning 1,229,508 LZGI shares.

18. Plaintiff Brickell Capital Solo 401k Trust is a shareholder of LZGI, owning 576,502 LZGI shares.

19. Plaintiff Kailey Lewis is a shareholder of LZGI, owning 458,907 LZGI shares.

20. Plaintiff Edward Reinle is a shareholder of LZGI, owning 100,000 LZGI shares.

21. Plaintiff Emanuel Valadakis is a shareholder of LZGI, owning 1,595,674 LZGI shares.

22. Plaintiff Zitah Mcmillan-Ward is a shareholder of LZGI, owning 1,835,684 LZGI shares.

23. Defendant LZGI is a publicly traded company incorporated in Florida and headquartered in New York. LZGI stock is traded on the OTC Pink Markets, in New York.

24. LZGI owns the assets of FatBrain, LLC, a Delaware limited liability company which was intended to develop artificial intelligence software with applications in various sectors.

25. Defendant Ritz is a Director and the CEO of Defendant LZGI. Until late September 2024, Ritz was also a Director and Chief Revenue Officer of Defendant GNS. Ritz is one of GNS's largest individual shareholders, owning 12,427,876 GNS shares (6.68% of outstanding stock).

26. Defendant Moe is a Director of LZGI. Until late September 2024, Moe acted as Chairman of the Board of Directors of GNS. Moe is one of GNS's largest individual shareholders, owning 5,524,945 GNS shares (2.97% of outstanding stock).

27. Defendant GNS is a Singapore company whose stock is listed on the New York Stock Exchange, and which purchased all or substantially all of the assets of LGZI.

28. Defendant Hamilton is a foreign national, who is the founder of GNS, and, at all relevant times, served as a Director of GNS and as GNS' CEO.

29. On March 14, 2024, GNS and LZGI completed their Merger.

30. According to LZGI and GNS's press releases, letters to stockholders, and SEC filings, the combined GNS-LZGI company is listed on the NYSE American and is trading under the ticker symbol "GNS."

31. These individual Defendants, at all relevant times:

(a) directly and actively participated in the management of GNS and LZGI;

(b) directly negotiated and drafted the terms of the GNS-LZGI merger;

(b) were directly involved in the day-to-day operations of GNS and LZGI at the highest levels;

(c) were privy to confidential financial and proprietary information concerning GNS and LZGI's operations;

(d) were directly or indirectly involved in drafting, producing, reviewing and/or disseminating the false and misleading statements and information, as alleged below;

(f) were aware that the false and misleading statements were being issued concerning GNS, LZGI, and the GNS-LZGI merger;

(g) approved or ratified these statements in violation of the federal securities laws;

(h) engaged in a coordinated coverup of their fraudulent activities, including by disseminating false and misleading information via SEC filings, popular websites, social media, and press releases.

FACTS

Ritz and Moe Used LGZI as a Vehicle to Deceive and Steal

32. Ritz is a co-founder of FatBrain LLC, a company that had been created to develop AI solutions.

33. The original plan behind FatBrain consisted of developing one-of-a-kind AI solutions with numerous applications in finance, crypto, education, and many other sectors.

34. In simple terms, FatBrain's value proposition was to enable companies to digest a huge amount of strategic data quickly, and to make better business decisions with that information.

35. Ritz, an IP lawyer with no experience in the field, could only achieve that goal with

the help of Plaintiffs Carey and Das, who Ritz recruited to join FatBrain as Chief Scientist Officer (Das) and Chief Operating Officer (Carey).

36. From inception, however, Ritz exercised absolute control over FatBrain.

37. In addition to being the company's majority owner, Ritz took for himself the role of CEO and appointed Moe as Executive Vice Chair of the FatBrain board of directors.

38. While Carey (COO) and Das (CSO) were employees of the company, Ritz and Moe effectively ousted them from any decision-making process, and concealed from them any financial, accounting, and other strategic FatBrain records.

39. On October 23, 2021, Ritz and Moe consummated the reverse merger of FatBrain with LZGI through which LZGI acquired the entirety of FatBrain's assets, in exchange for a total of 90,000,000 shares of common stock issued to FatBrain, that were issued between October 2021 and May 2022.

40. Following the reverse merger, Ritz became the largest shareholder of LZGI, owning 31.59% of the company's outstanding ordinary shares.

41. In addition, Ritz assumed the role of CEO, and joined the LZGI board, as a director, along with Moe.

<u>LGZI Was Never a Legitimate, Operational Company</u>

42. Despite being directors and officers of a publicly traded company, Ritz and Moe never put in place any accounting system for LGZI.

43. The first accounting professional they hired, in June 2022, stated that there was no accounting system at all, and that LZGI had no accounting or financial records at all.

44. And while Ritz and Moe hired an accountant and subsequently a Chief Financial Officer, they never provided either one with full access to the Company's bank accounts.

45. Instead, Ritz made sure that all funds, whether raised from investors or generated by the businesses they were acquiring, were deposited not into LGZI's bank accounts, but rather solely into the bank accounts of FatBrain, a company over whose bank accounts Ritz had exclusive control.

46. Ritz did not even allow his two co-founders, the Chief Technology Officer and the Chief Operating Officer, access to these bank accounts.

47. Because of their lack of visibility into the company's financials, LGZI's accountant and LZGI's CFO would send Ritz, on a monthly basis, a list of payments that LGZI needed to make, and Ritz would then transfer money from the FatBrain bank accounts to enable LGZI to pay its bills.

48. As the company's only two directors, and in the absence of any legitimate internal control systems, Ritz and Moe fully controlled LZGI, and had free reign to use the money as they saw fit.

Ritz and Moe Diverted LZGI Funds, Provided Fraudulent Financials to Auditors, and Ceased Reporting LZGI's Financials to Conceal the Theft

49. Following the reverse merger, Ritz and Moe executed their fraudulent acquisition plan, which allowed them to waste or even steal the $26.4 million of FatBrain investors' (which had become LZGI shareholders) funds.

50. The scheme, in simple terms, consisted of Ritz and Moe representing to investors and shareholders that LZGI would acquire companies in the AI field, attempting to deceive investors and shareholders into believing that LZGI was a legitimate enterprise.

51. Pursuant to Ritz and Moe' fraudulent scheme, LZGI acquired four companies in quick succession without having enough money to complete the deals, without having enough money to invest in the companies to grow their business, and without having the management

expertise, or even interest, to support the companies.

52. As a result, LZGI went down on a spiral of constantly running out of money, not delivering any products, and then trying to get more money raised which Ritz and Moe would steal.

53. And every time Ritz and Moe negotiated and closed each acquisition, they simply disappeared and abandoned the acquired companies.

54. Ritz would not hold or even join management meetings or be involved in the companies in any way, and would not delegate authority to anyone.

55. Given that Ritz was the CEO, his neglect left the companies paralyzed.

56. Unable to generate revenue, these companies ran out of money, and shut down.

57. Instead of growing these companies, Ritz and Moe let them die on the vine.

i. *The Fraudulent Intellagents Acquisition*

58. On February 25, 2022, Ritz and Moe acquired Intellagents, a company that integrated and aggregated data in the insurance sector. Ritz induced Intellagents to sell all its assets to LZGI for $3 million by promising to put money into Intellagents to help grow the company. At the time of the acquisition, Intellagents was already developing, selling, and promoting new products.

59. Ritz and Moe structured the deal in a way that allowed them to fund the acquisition by paying only $200,000 in cash, and $2.8 million in LZGI stock, stealing a full $2.8 million from LZGI that was supposed to fund the deal.

60. At that point, Intellagents became LGZI and Ritz's business, as Ritz was the CEO and the Director of the company.

61. Once Ritz owned Intellagents, however, he refused to provide its founders any

access to any financial information. In the first few months into the acquisition, Intellagents generated more than $1 million. However, Ritz took that $1 million for his own use and refused to pay Intellagents suppliers, thereby destroying relationships and gravely harming the business.

62. What's worse, Ritz stopped paying the salaries of Intellagents' employees, who promptly quit and filed lawsuits for failure to pay wages. Intellagents' founders continually demanded payment and information, but they never received anything from Ritz, who let the promising, revenue generating company die on the vine without payment to suppliers or employees, and without even responding to entreaties to allow the founders of Intellagents to buy the company back to allow them to service their customers.

63. In addition to stealing the Intellagents' revenue, Ritz used that revenue to put out press releases attempting to pump up the LZGI stock by telling baloney stories about the growing business that simply were not true.

ii. The Fraudulent SoTech Deal

64. In September 2022, Ritz and Moe used LGZI to purchase SoTech, a UK developer of sophisticated website and marketing campaigns in the SMB space.

65. While the total acquisition price was set at approximately $2.8 million, Ritz and Moe structured the deal in a way that allowed them to pay over $1 million in LZGI shares, and $1.7 million through a deferred cash payment.

66. Once again, Ritz and Moe structured the deal in a way that allowed them to falsely justify to shareholders the use of $1.7 million of investor funds, which they intended to steal.

67. As expected, Moe and Ritz pocketed the full $1.7 million and then failed to make the deferred payments to complete the transaction. The breach prompted SoTech's prior owner, Dent Global, to buy back the company from LZGI for only $1, pursuant to a contract term that

anticipated LGZI's breach.

68. Ritz and Moe's actions resulted in a multimillion-dollar loss for LZGI.

69. And to conceal the theft, Ritz and Moe never disclosed LZGI's breach of the purchase agreement, as required under the federal securities laws.

iii. *The Fraudulent Predictive Black Deal*

70. In November 2022, Ritz and Moe bought Predictive Black, a company developing a software as a service platform for predicting revenues and cashflows.

71. As in every other fraudulent deal they had negotiated, Ritz and Moe committed to pay $3.1 million for Predictive Black, with only $600,000 in cash and the balance in LGZI shares.

72. Once again, Ritz and Moe breached the agreement with Predictive Black, and failed to pay the cash component of the LZGI-PB purchase price: LGZI, under Ritz and Moe's directions, paid only $80,000 to PB's owners, and, to this date, still owes the remaining $520,000 in cash.

73. Within a mere 6-8 months into the acquisition, Ritz began stifling employees on their salaries. When PB's leadership complained to Ritz and Moe, they were ignored—meaning no communication at all from Ritz—and so the leadership formally resigned, pretty much ending the business.

74. Ritz and Moe then laid everyone off, shuttering the company. PB leadership states that Ritz and Moe had no interest in the business, but rather it was merely all "smoke and mirrors" to them.

iv. *The Fraudulent Prime Source Deal*

75. On June 17, 2022, Ritz and Moe closed a deal to acquire Prime Source, a Kazakhstani software development company.

76. At the time, Prime Source was a traditional IT consulting company, with an existing

work force and big government contracts, generating roughly $12 million per year in revenue.

77. Because of their close relationship with Prime Source's owners, Ritz and Moe structured the deal differently. This time, the deal required LZGI to pay the full acquisition price, $18 million, in cash.

78. As with any other acquisition they have spearheaded, Ritz and Moe saw the Prime Source deal as an opportunity to conduct another round of funding, to raise more money for LZGI.

79. This time, Ritz and Moe sought to raise (and did in fact raise) millions of dollars in funding, by falsely representing to investors that the funds were necessary to complete the Prime Source acquisition. Ritz and Moe represented to new investors that the LZGI-Prime Source deal would generate tens of millions in revenues and would position LZGI as an international AI company.

80. However, Ritz and Moe knew they could not raise more funds from US investors, as these investors would certainly demand an explanation as to how Ritz and Moe applied the tens of millions of dollars they had stolen.

81. Thus, Ritz and Moe devised a plan to deceive foreign investors, who invested millions of dollars into the company in exchange for LZGI shares.

82. Ritz and Moe, who fully controlled LZGI, instructed the Dubai investors to transfer all those funds to FatBrain's bank account, rather than LZGI's.

83. Ritz and Moe did so for two reasons. First, they were the only ones who had access to the FatBrain bank accounts. Second, by receiving the funds through FatBrain, Ritz and Moe could further conceal their theft from shareholders, as well as from LZGI's CFO and in-house accountant, by avoiding any SEC registrations.

84. Ritz and Moe did not use the funds to pay Prime Source's owners.

85. Ritz and Moe also diverted other LZGI funds through Prime Source, by channeling these funds through fraudulent payments to Prime Source's bank account in Kazakhstan.

86. Specifically, Ritz and Moe orchestrated a fraudulent scheme with Prime Source's owners, through which (a) Prime Source would regularly send invoices to LZGI for work that Prime Source claimed to be doing for Ritz, (b) LGZI would pay Prime Source millions of dollars in fees.

87. However, Prime Source never delivered any products, and all of Ritz's demands for work were wasteful if not fraudulent, and meant to allow stolen funds to flow from LZGI to Prime Source.

88. These payments from LZGI to Prime Source along with the fact that Prime Source should have been but was not generating millions of dollars in revenues for LZGI raised grave concerns on LZGI's CFO and in-house accountant.

89. Thus, on various occasions, LZGI's accountant requested to inspect the records justifying those expenses, and demanded to review LZGI's bank statements to confirm the amounts and the basis for those payments.

90. Ritz refused to provide any explanation and denied all requests to inspect bank statements and other corporate records of LZGI.

91. Likewise, Prime Source refused to share its complete financials with LZGI even to assist LGZI in completing the audit required for it to remain a publicly traded company.

<u>LZGI's Auditor Resigned After Learning of Ritz and Moe's Fraud</u>

92. As the federal securities laws and SEC rules require LZGI to disclose audited financial information on an ongoing basis, Ritz and Moe were forced to retain an audit company to conduct an audit of LZGI's financials in connection with LZGI's filing of its 10-K and 10-Q

forms.

93. In early 2022, Ritz and Moe retained "the firm of Adeptus Partners, LLC," to "act[] as our independent registered public accounting firm."[1]

94. However, Ritz and Moe manipulated LZGI's records and provided false information to Adeptus, and demanded that the auditors rely on false information to conduct its audit on LZGI's financials.

95. Yet, as Adeptus conducted its audit on LZGI's financials in connection with the filing of the Forms 10-Q for the three months ended August 31, 2022, it identified several misstatements and inconsistencies in the information that Ritz and Moe had provided.

96. From August 2022 to January 2023, Adeptus constantly demanded that Ritz and Moe provide an explanation and accurate financial records of LZGI.

97. In January 2023, as Ritz and Moe were not forthcoming, Adeptus refused to audit LZGI's financials based on false financial information and resigned.

98. Rather than promptly disclosing Adeptus resignation, as they are required by law, Ritz and Moe did not file any Form 8-K to inform the SEC and LZGI shareholders that the company's auditor had resigned or state that the reason the firm resigned was due to its inability to obtain accurate financial information from Ritz and Moe.

99. Rather, Ritz and Moe lied to shareholders and investors, by falsely claiming that Adeptus ceased to provide services because it had not received payment for its services.

100. Even worse, Ritz and Moe sought to raise, and did in fact raise, $1.4 million from an LZGI shareholder, claiming that LZGI needed those funds to pay Adeptus and other auditors to be able to complete and file its audited financials with the SEC.

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[1] LZGI's 10-Q Form, filed on September 13, 2022, available at: https://www.sec.gov/Archives/edgar/data/1126115/000121390022055586/f10k2022_lzginter.htm.

101. However, Ritz and Moe did not use the $1.4 million they received from the shareholder to pay Adeptus or any other audit company. Rather, Ritz and Moe diverted those funds entirely.

102. On December 18, 2023, long after Adeptus had resigned, and only after Ritz and Moe had stolen funds from a shareholder, LZGI filed a Form 8-K in which the company disclosed the Adeptus resignation:

> On January 26, 2023 ("Resignation Date") Adeptus Partners LLC ("Adeptus") notified the Company about its resignation as the Company's independent registered accounting firm, effective immediately. . . . Adeptus advised the Company, effective on the Resignation Date that the financial information in the Company's 10-Q for the three months ended August 31, 2022 and the 10-Q for the period ended November 30, 2022 are materially misstated, and that the 10-Q for the period ended November 30, 2022 was filed without Adeptus' knowledge and before the auditor's SAS 100 review was completed . . . No reliance should be placed on Company's unreviewed 1Q23, 2Q23 and 3Q23 statements which will be reviewed and restated, if needed, by the new accountant.

103. However, since September 13, 2022, none of LZGI's financials have been audited, and Ritz and Moe could not retain a new accountant.

104. Since then, Ritz has prepared and filed all LZGI's 10-Q and 10-K forms, through which he disclosed to the investing public fraudulent and materially misstated financial information.

105. Ritz did so until October 2023, when Moe and Ritz ceased reporting LZGI's financials to the SEC. They did so to preclude any FatBrain investors and LZGI shareholders from having any credible and audited information on the company's finances, effectively concealing their fraudulent management from the shareholders, while continuing to plunder the corporation.

106. In December 2023, Due to Ritz and Moe's refusal to file LZGI's financials, the SEC has placed LZGI under delinquent status, rendering the LZGI stock worthless.

107. Moe and Ritz's omission not only violated their duty, as directors of the company, to disclose fully the material facts relating to all corporate transactions, but the failure to file mandatory financials to the SEC was a key element in Ritz's over-all scheme to defraud LZGI and its shareholders.

Defendants Conspired to Defraud Shareholders
In Connection With the GNS-LZGI Merger

108. In late 2023, LZGI had run out of money, had been delisted due to non-compliance with its SEC mandatory filings, and no audit company agreed to audit LZGI's financials.

109. By being delisted, LZGI shares were worth $0.

110. Ritz and Moe realized that, in order to maintain their fraudulent scheme alive, they needed to reinvent LZGI by getting rid of all of the liabilities they had created, and concealing all their wrongdoing.

111. At the time, all acquisitions Ritz and Moe negotiated had failed, except for Prime Source, the Kazakhstani company that LZGI had acquired in mid-2022, which was expected to generate $80 million in revenue in 2024.

112. Thus, Ritz and Moe devised a plan to merge with GNS, a publicly traded company that claims to provide AI solutions in the digital learning sector around the globe, and whose shares are traded on the NYSE.

113. Ritz and Moe targeted GNS because they saw an opportunity to market the merger as an expansion of LZGI's operations into the learning sector globally, which would enable them to raise even more money from investors that they could divert. In short, Ritz and Moe could sell the deal to investors as a continuation of LZGI's international expansion.

114. The deal, however, did not make any business sense, and was entirely conceived to defraud LZGI shareholders.

115. LZGI would not benefit from a merger with GNS, a company that has never been profitable and that has reported roughly $70 million in losses since its inception in 2019.

116. In fact, GNS was losing money, year after year, was desperately in need of cash, and was on the brink of collapsing altogether without capital raised.[2]

117. Likewise, a merger with LZGI would not benefit GNS, given that Ritz and Moe had stolen all LZGI's funds and destroyed every company they ever acquired. And while Prime Source was a cash generating business, Ritz and Moe were using Prime Source as a tool to steal from LZGI, rather than as a tool to expand LZGI's revenues.

118. But the deal would benefit Ritz and Moe, personally, who could extract benefits to themselves in connection with the merger, and then walk away from their wrongdoing at LZGI with no repercussions.

119. Thus, in late 2023, Moe approached his long-time friend Eric Pulier who had just joined the GNS Board, as one of GNS's three directors.

120. After discussing a potential LZGI-GNS merger with Pulier, Moe, Ritz and Michael Carter, a US investor and shareholder of LZGI, devised a plan to bribe Pulier, to secure the votes necessary they needed to approve the merger with GNS.

121. Indeed, Carter played a pivotal role in the bribery scheme.

122. Carter agreed to receive over 19 million LZGI shares, worth over $7.5 million, which Ritz and Moe would issue to St Michael's Ventures LLC, a company that Carter fully owns.

123. Carter told Moe and Ritz to label the share issuance as a compensation for services

[2] Indeed, as GNS recognized in its Form 20-F/A, filed on August 3, 2023, "due to recent changes in [GNS'] 2022 convertible loan terms in which company elected to pay all future payments in cash, negative cash flows, and continued net losses, management has determined that without additional capital raised, in the next twelve months, there is substantial doubt about [GNS'] ability to continue as a going concern." *See* https://www.sec.gov/Archives/edgar/data/1847806/000149315223026701/form20-fa.htm.

he (Carter) had provided to LZGI, notwithstanding the fact that Carter did not provide any services to the company.

124. This transaction resulted in Carter owning over 12% of LZGI. Under Rule 13(d) of the Exchange Act, Carter should have filed with the SEC a disclosure statement containing that information. In addition, such a material transaction (Carter would become one of LZGI's largest shareholders) should have been disclosed by LZGI, though the company's SEC filings.

125. However, as part of their conspiracy to defraud Plaintiffs, Carter, Moe, and Ritz acted to conceal the transaction, by not filing the required SEC disclosures and by omitting this transaction entirely from any of LZGI's SEC filings, in violation of the federal securities laws.

126. Carter's willful violation of Rule 13d-1 to conspire with Moe and Ritz and defraud Plaintiffs consists of a criminal violation, and subjects Carter to criminal penalties, under Section 32(a) of the Securities Exchange Act.

127. Despite the criminal nature of his willful actions, Carter told Moe and Ritz that he would still effectuate the bribe, by transferring the shares to Pulier through fraudulent means, while conspiring with Ritz and Moe to conceal from the SEC and from the Plaintiffs that Pulier was the beneficial owner of the securities.

128. Based on Carter's representations, Moe and Ritz issued 19,300,000 LZGI shares to Carter between December 2023 (when GNS and LZGI were negotiating the merger) and March 2024 (when the merger had been publicly announced), without ever obtaining shareholder approval, without any public disclosure, and without LZGI receiving fair compensation for its shares.

129. In addition to issuing tens of millions of LZGI illegally to bribe a GNS board member, Ritz and Moe never sought nor obtained any approval from LZGI shareholders for the

merger.

130. In January 2024, LZGI and GNS publicly announced through a series of letters to investors, press releases, and other filings, their intention to merge.

131. The merger, as GNS described it, is "preliminarily estimated to have achieved approximately $80 million of gross revenue in 2023," and would "accelerate[] our business with substantial growth in anticipated pro forma revenues and profitability."[3]

132. GNS also falsely depicted LZGI as a "global delivery" company that "includes 600+ team across design, development centers in the US, UK, India and Kazakh Republic."

133. LZGI, however, was basically defunct, had no money in the bank, had lost all of the companies it had acquired, and had millions of dollars in liabilities due to Ritz and Moe's fraudulent scheme.

134. The Merger was completed on March 14, 2024.

135. A few days later, on March 18, GNS falsely represented, in its Form 6-K, that "[a]ll necessary approvals for the transaction from shareholders, the board and regulators were received prior to the closing."

136. GNS also relied on LZGI's fake financials, to fraudulently represent to shareholders that the Merger "represent[ed] a significant, potential upside in our share price as we grow and get closer to a fair value in comparison to our public-listed peers in Edtech."

137. In reaction to the announcement, GNS publicly traded securities increased significantly.

138. For example, on March 13, a day before the announcement, GNS's stock traded for $0.29. On March 14, the stock went up to $0.40, and on March 18, to $0.59.

[3] https://ir.geniusgroup.net/news-events/press-releases/detail/118/genius-group-and-fatbrain-ai-agree-to-merge-into-growth

139. When GNS disclosed the terms of the Merger, through a Form 20-F it filed on May 15, 2024, LZGI investors learned that Ritz and Moe had joined GNS's Board (with Moe to act as Chairman of the Board), and that Ritz had been elevated to GNS' Chief Revenue Officer.

140. What is worse, under the terms of the Merger agreement: (a) Ritz and Moe agreed to liquidate LZGI following the deal, (b) GNS did not assume any LZGI liability, except for the "[l]iabilities of [Prime Source], not to exceed fifteen million dollars ($15,000,000)" which were necessary for the uninterrupted continuation of LZGI's business; and (c) GNS committed "to fund LZG's expenses and costs in winding and liquidating LZG after closing."

141. Plaintiffs had also learned that, in April 2024, as a result of the Merger, (a) Ritz received 12,427,876 GNS shares (6.68% of GNS' outstanding stock); and (b) Moe received 5,524,945 GNS shares (2.97% of GNS' outstanding stock).

142. In addition, Plaintiffs learned that on March 22, 2024, only four days after the Merger had been allegedly completed, Ritz and Moe issued 10,000,000 LZGI shares to Prime Source's CEO, Eugene Sheribinn. Those shares were issued without any disclosure, without authorization, and without fair and proper compensation to LZGI, indicating that Sheribinn personally benefited from the fraud.

143. In short, Ritz and Moe had successfully approved the Merger, without ever seeking nor obtaining LZGI shareholder approval, extracted millions of dollars in benefits to themselves, and, on top of that, would conceal their theft of LZGI assets to the detriment of the company and its shareholders.

The Merger was Based on a Fraudulent Scheme to Enrich Moe and Ritz, and Deceive Stockholders

144. While the Merger consisted of such a momentous transaction to the company and its stockholders (it resulted in a forced purchase of GNS stock by all LZGI stockholders), LZGI

did not disclose the terms of the Merger agreement to any of its shareholders.

145. Rather, LZGI filed a letter to investors with the SEC—signed by Ritz—and explained, in broad brushstrokes, the terms of the Merger.

146. According to Ritz's letter, dated May 2, 2024, the Merger was structured as an asset purchase of LZGI assets (i.e., Prime Source, the only viable FatBrain Asset) for GNS shares.

147. In short, LZGI sold Prime Source, its only cash generating asset, to GNS and received "73,873,784 shares of Genius Group common stock" which, under the undisclosed terms of the deal, would "be split by the stockholders of FatBrain AI based upon an exchange ratio that entitles each FatBrain AI stockholder to receive one (1) share of common stock in Genius Group for every three and eight one hundredth (3.08) shares such stockholder holds of FatBrain AI common stock."[4]

148. In addition, as Ritz explained in his letter, these GNS shares "are restricted from trading" for at least "six months" which was the period that Ritz represented that GNS needed to obtain an effective "resale registration statement" with the SEC.[5]

149. Likewise, GNS issued a short press release, providing a summary of key points of the transaction, which GNS described as "the purchase of selected FatBrain AI assets and liabilities by Genius Group in an all-share transaction[.]"[6] GNS also misrepresented that "[a]ll necessary approvals for the transaction from shareholders, the board and regulators were received prior to the closing."[7]

150. However, both GNS and LZGI's press releases and SEC filings regarding the

---

[4] https://www.sec.gov/Archives/edgar/data/1126115/000165495424005454/lzgi_ex991.htm
[5] *Id.*
[6] https://ir.geniusgroup.net/news-events/press-releases/detail/124/genius-group-release-additional-details-of-fatbrain-ai
[7] *Id.*

Merger contained false information, and omitted material facts from Plaintiffs.

151. In reality, while LZGI and GNS depicted the transaction as highly beneficial to both companies and to shareholders, the Merger, as structured, resulted in a windfall to Ritz and Moe, and in millions of dollars of losses to LZGI.

152. *First*, the number of outstanding LZGI shares and the 1:3.08 exchange ratio set in connection with the Merger, as described in Ritz's letter to investors, painted a false impression of the Merger and of LZGI shareholders' rights under the Merger agreement.

153. Indeed, when the merger was first announced, in January 2024, there were a total of 153,400,505 LZGI outstanding shares. However, by the time the Merger had been completed, a mere two months later, in March 2024, there were 227,306,221 LZGI shares outstanding.

154. That means that, between the announcement of the Merger and its completion, Ritz and Moe issued an additional 73,306,716 LZGI shares without any shareholder approval, without any public disclosure, and without any arms-length compensation.

155. Even worse, among the more than 73 million LZGI shares that Ritz and Moe issued without approval, without disclosure, and without any compensation, they issued a whopping 16 million LZGI shares to themselves.

156. Ritz and Moe issued these LZGI shares to themselves, at some point between January 2024 (when the Merger was announced) and March 2024 (when the Merger was completed).

157. Ritz and Moe did so, through self-interested compensation decisions not approved by the stockholders, and without any independent protections to LZGI or its shareholders.

158. And, like Carter, Moe and Ritz did not disclose this transaction to the SEC, pursuant to the reporting requirements mandated by Section 16 of the Exchange Act.

159. In short, Ritz and Moe defrauded LZGI, forcing it to issue millions of shares to themselves for free.

160. In addition, as detailed above, Ritz and Moe, with Carter's assistance, issued over 19 million LZGI shares that were intended to be transferred to Pulier as part of a bribery scheme to secure Pulier's vote in favor of the merger, without any disclosure, any approval, and without LZGI receiving any compensation.

161. Both LZGI and GNS omitted that information from their joint press releases and from their SEC filings. And because there has been no public disclosure of the issuance of these shares, Plaintiffs, to this date, do not know to whom Ritz and Moe issued these millions of LZGI shares.

162. Had the Merger proceeded according to the number of LZGI outstanding shares that had been approved by shareholders, and properly issued by LZGI for fair value, Plaintiffs would have received one GNS stock for every ***two*** LZGI shares they owned, rather than 1 for every 3.08. That means that Plaintiffs received 54% less GNS stock than they should have received, absent the fraudulent issuance of 73,306,716 LZGI shares.

163. In addition, the GNS stock that LGZI received in connection with the Merger were restricted from trading until at least September 16, 2024. But, since the Merger was completed, in March 2024, the value of GNS stock dropped approximately 82%, further harming LZGI and all its shareholders, which absorbed all these losses as they watched their GNS stock plummet.

164. *Second*, Ritz and Moe abused their fiduciary positions, as officers and directors of LZGI, to structure the Merger in a way that allowed them (Ritz and Moe) to enrich themselves, secure C level positions and seats at the GNS board of directors, in addition to receiving millions of GNS shares they were not entitled to receive.

165. In fact, on April 15, 2024, Ritz voted 12,427,876 GNS shares, and Moe voted 5,524,945 GNS shares, even though no GNS shares had been distributed to any other LZGI shareholder in connection with the Merger.[8]

166. Together, Ritz and Moe received an additional 17,952,821 GNS shares, over and above what Ritz and Moe would be holding as a result of the exchange of their LZGI shares for GNS shares.

167. Of course, Ritz and Moe could not have legitimately received additional 17,952,821 GNS shares without disclosure or shareholder approval, and without fair compensation to LZGI.

168. The receipt of GNS stock was a benefit that only applied to Ritz and Moe (who negotiated the GNS-LZGI Merger with Hamilton) to the detriment of LZGI, Plaintiffs and every other LZGI shareholder, who were forced to receive restricted shares and could not sell their GNS stock, losing millions of dollars to date.

169. *Third*, Ritz and Moe (a) sold LZGI's only asset capable of generating revenue, and secured C level positions and seats at GNS Board, (b) agreed to liquidate LZGI promptly after the Merger, (c) excluded from the deal all of the liabilities resulting from the millions of dollars they stole from LZGI, (d) secured $15 million of GNS's money to secure outstanding payments owed to Prime Source, which were necessary for the uninterrupted continuation LZGI's business.

170. Had Plaintiffs known of Ritz, Moe, and Hamilton's fraudulent actions, they would have prevented the Merger which gave grossly disproportionate proceeds to Ritz and Moe, and destroyed LZGI, causing millions of dollars in losses to Plaintiffs and other members of the Class.

GNS Concealed The Fraud,
and Relied on False Financials to Raise Hundreds of Millions of Dollars

171. In May 2024, Plaintiffs discovered that (i) Carter had participated in a bribe to

[8] *See* https://ir.geniusgroup.net/sec-filings/all-sec-filings/content/0001493152-24-017063/ex10-1.htm.

Pulier, (ii) Moe and Ritz had fraudulently issued millions of LZGI shares, without authorization and public disclosure, (iii) Moe and Ritz received more GNS stock than they should have, and were voting their GNS stock, even though no other LZGI shareholder had received GNS stock as part of the Merger.

172. Between May and August 2024, Plaintiffs formally reported Ritz and Moe's fraudulent actions to Hamilton, and reasonably demanded disclosure of any facts or circumstances justifying or at least explaining these issues.

173. On July 11, 2024, Hamilton confirmed that were no records to support Ritz and Moe's actions, but, in his capacity as CEO and co-founder of GNS, he needed to conduct a fair and impartial investigation of the wrongdoing. Hamilton, however, refused to provide any further explanations, and refused to provide a copy of the Merger Agreement for inspection.

174. But Hamilton did confirm to Plaintiffs, via an email of July 15, 2024, that "[he] had heard elsewhere that Eric may be connected with LZGI shares issued with relation to St Michael's, a company on the cap table owned by Michael Carter."

175. In addition, Hamilton confirmed to Plaintiffs that GNS promoted Ritz to a C-level leadership position at GNS (as GNS's CRO), and elevated Moe to Director and Chairman of the GNS Board. In short, GNS not only participated in Ritz and Moe's wrongdoing, but rewarded it.

176. It appears that Hamilton negotiated extremely favorable Merger terms to Ritz and Moe and agreed to conceal their wrongful actions, to salvage GNS (a company he founded and of which he is one of the largest individual shareholders) from collapsing.

177. Indeed, at the time the GNS-LZGI transaction was announced, GNS's cash position was precarious, while LZGI's Prime Source Asset could potentially generate millions of dollars in annual revenues to GNS.

178. And, following the Merger, GNS misrepresented to shareholders and investors that the LZGI-GNS deal catapulted GNS's revenues, in multiple SEC filings.[9]

179. Thus, GNS's motive for entering into the Merger agreement, and for covering up Ritz and Moe's fraudulent actions was to secure a source of revenues that GNS was unable to generate itself, and artificially bolster the price of GNS securities. To do that, Hamilton assisted Ritz and Moe fraudulently conceal their wrongdoing from Plaintiffs and all other LZGI stockholders, so that GNS and LZGI could complete the Merger.

180. In addition, the Merger would also allow GNS to secure necessary financing, as the reported revenues resulting from the merger would be substantially higher than what they were prior to the transaction.

181. In fact, ever since GNS publicly announced that the GNS-LZGI Merger had been completed, GNS filed a Form F-1/A to raise up to $250 million, by relying on the revenues GNS would extract from Prime Source.

<u>Ritz and Moe Conspired to Prevent GNS from Investigating The Fraud</u>

182. After Plaintiffs sent multiple formal demands for GNS to investigate Ritz and Moe's fraudulent scheme, Hamilton was forced to take action, as CEO.

183. But before GNS could conduct a thorough, impartial investigation, Moe and Ritz conspired to terminate Hamilton's employment and shut down any investigative effort that would expose their fraudulent actions.

184. Specifically, in late September 2024, Moe and Ritz held a secret GNS Board meeting without ever providing notice to Hamilton and other board members. During the meeting,

[9] *See, e.g.*, F-1/A (Registration statement) of filed (2024-06-25); F-1/A (Registration statement) of filed (2024-07-10); F-3/A (Registration statement) of filed (2024-07-26); F-1/A (Registration statement) of filed (2024-08-15); F-1/A (Registration statement) of filed (2024-08-27); F-3/A (Registration statement) of filed (2024-08-27).

Ritz and Moe voted to terminate and indeed terminated Hamilton's employment as CEO.

185. When Hamilton found out about Ritz and Moe's plot, he had already been terminated.

186. Thus, on September 24, 2024, GNS filed a Form 6-K to report Moe and Ritz's wrongdoing, and inform that Ritz had been terminated and that GNS would consider taking additional actions as to both Ritz and Moe:

> On September 24, 2024, Roger Hamilton, Chief Executive Officer and a Director of Genius Group Limited (the "Company") was made aware of an attempt by the Chairman of the Company's Board of Directors, Michael Moe, to hold a board meeting of the Company without notice to him and at least one other director. Singapore counsel has advised the Company that such attempt to hold a Board meeting is not valid under Singapore law and thus any actions purported to have taken place at such alleged meeting, including, but not limited to, termination of Mr. Hamilton as CEO, are invalid.
>
> Furthermore, the Company has received allegations from shareholders of LZG International Inc., the seller of Prime Source Acquisition, Inc. to the Company, that LZGI's principals, Michael Moe and Peter Ritz, have not complied with LZGI's corporate governance obligations in connection with the Prime Source transaction and the issuance of LZGI shares to themselves. The Company has also recently learned about issues relating to the corporate structure and representations regarding the ownership and control of shares and the alleged financial obligations of Prime Source itself, which may be in violation of the transactional documents between the Company and LGZI. Under these circumstances, the Company is in the process of investigating these allegations, through counsel, who have been asked to provide recommendations to the Company about any remedial steps, including litigation, that may be appropriate going forward.
>
> The Company has terminated Mr. Ritz's employment with the Company and is consulting with counsel with respect to further action as to Mr. Moe and Mr. Ritz.

187. GNS's filing is an admission that all its prior statements regarding the Merger were materially false. Indeed, GNS went along with Ritz and Moe's fraudulent scheme to deceive LZGI and GNS shareholders, as well as other investors and lenders, as GNS attempted to raise $250 million based on the revenues GNS purportedly would obtain from the LZGI-GNS Merger.

188. Following his termination by Ritz and Moe, Hamilton, in his capacity as GNS's

founder, submitted a letter to GNS's Board, which GNS disclosed, on September 25, 2024, through its Form 6-K.[10] In his letter, Hamilton stated, in relevant part:

> In light of recent events, including the various allegations against Mr. Moe and Mr. Ritz, the impact of their conduct on the company, and the invalid Board meeting that took place last Sunday, I have called the Emergency Board Meeting today for three main reasons.
>
> The first reason is for our legal counsel to advise all our Board Members of the fiduciary duty each of us hold to act in the best interests of the company and our shareholders. . . .
>
> The second reason is for our executive team to provide their report, supported by factual details, of the inquiries and investigations into the allegations of misconduct and alleged fraud that have been received by the company. . . .
>
> The third reason is for our Board to be fully aware of the concerns of our shareholders and their right to expect the highest level of conduct from our Board. . . . What happened this past Sunday, which has been described by some observers as an illegal board room coup, has resulted in my own concern as a shareholder being dramatically increased. . . .
>
> I have instructed the company to include in the upcoming AGM a shareholder vote for the removal and replacement of each of the Board Directors who took part in the invalid board meeting and vote that took place on Sunday. I believe the independent investigation will be complete prior to the AGM and shareholders will be equipped to make their own decisions based on the information available to them, and each Board Director can make their own decision if they want to see a future for themselves in Genius Group or not.
>
> I hereby give the Board notice that the company has today engaged Andrew Levander of Dechert, LLP to commence legal action against Mr. Moe and Mr. Ritz for alleged misconduct and breaches of contract, and to protect the company on behalf of its shareholders. . . .

189. Hamilton and GNS only adopted these belated actions, after Hamilton's position at the company was at stake, confirming that both Hamilton and GNS supported and concealed the fraud, until Ritz and Moe, through their controlling positions at GNS, terminated Hamilton.

---

[10] https://ir.geniusgroup.net/sec-filings/all-sec-filings/content/0001493152-24-038062/0001493152-24-038062.pdf.

PLAINTIFF'S CLASS ACTION ALLEGATIONS

190. Plaintiffs bring this action as a class action pursuant to Federal Rule of Civil Procedure 23(a) and (b)(3) on behalf of a Class, consisting of all those who purchased or otherwise acquired the publicly traded securities of GNS during the Class Period, as a result of the GNS-LZGI merger, and were damaged. Excluded from the Class are Defendants, the officers and directors of both GNS and LGZI, at all relevant times, members of their immediate families and their legal representatives, heirs, successors or assigns and any entity in which Defendants have or had a controlling interest.

191. The members of the Class are so numerous that joinder of all members is impracticable. Throughout the Class Period, LGZI securities were actively traded on the OTC Pink market, in New York, and GNS securities were actively traded on the NYSE. While the exact number of Class members is unknown to Plaintiffs at this time and can be ascertained only through appropriate discovery, Plaintiffs believe that there are hundreds of members in the proposed Class. Record owners and other members of the Class may be identified from records maintained by GNS and LGZI or their transfer agent, VStock, and may be notified of the pendency of this action by mail, using the form of notice similar to that customarily used in securities class actions.

192. Plaintiffs' claims are typical of the claims of the members of the Class as all members of the Class are similarly affected by Defendants' wrongful conduct in violation of federal securities law.

193. Plaintiffs will fairly and adequately protect the interests of the members of the Class and have retained counsel competent and experienced in class and securities litigation. Plaintiffs have no interests antagonistic to or in conflict with those of the Class.

194. Common questions of law and fact exist as to all members of the Class and

predominate over any questions solely affecting individual members of the Class.

195. Among the questions of law and fact common to the Class are:

(a) whether Defendants' acts violated the federal securities laws;

(b) whether Defendants' statements to the investing public during the Class Period misrepresented and/or omitted material facts about the financial condition, business, operations, and management of GNS and LGZI;

(c) whether Defendants' statements to the investing public during the Class Period omitted material facts necessary to make the statements made, in light of the circumstances under which they were made, not misleading, including by failing to disclose vital negative information in GNS and LGZI SEC filings, as detailed above and below;

(d) whether Defendant Hamilton, with the assistance of Ritz and Moe, caused GNS to issue false and misleading SEC filings and public statements during the Class Period;

(e) whether Defendants acted knowingly or recklessly in issuing false and misleading SEC filings and public statements during the Class Period;

(f) whether the prices of LGZI securities during the Class Period were artificially reduced because of the Defendants' fraudulent conduct;

(g) whether the prices of GNS were artificially inflated during the Class Period, because of Defendants' misrepresentations; and

(h) whether the members of the Class have sustained damages and, if so, what is the proper measure of damages.

196. A class action is superior to all other available methods for the fair and efficient

adjudication of this controversy since joinder of all members is impracticable. Furthermore, as the damages suffered by individual Class members may be relatively small, the expense and burden of individual litigation make it impossible for members of the Class to individually redress the wrongs done to them. There will be no difficulty in the management of this action as a class action.

COUNT I
Violation of Section 10(b) of The Exchange Act and Rule 10b-5
(All Defendants)

197. Plaintiffs reallege and incorporate by reference all preceding paragraphs as if fully set forth herein.

198. The Defendants, individually and in concert, directly or indirectly, disseminated or approved the false statements specified above, which they knew or deliberately disregarded were misleading in that they contained misrepresentations and failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

199. The Defendants violated §10(b) of the 1934 Act and Rule 10b-5 in that they: employed devices, schemes and artifices to defraud; made untrue statements of material facts and omitted to state material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and/or engaged in acts, practices and a course of business that operated as a fraud or deceit upon Plaintiffs in connection with the GNS-LZGI Merger.

200. The Defendants acted with scienter in that they knew that the public documents and statements issued or disseminated in the name of LZGI and GNS were materially false, omitted material adverse information, and misleading; knew that such statements or documents would be issued or disseminated to the investing public; and knowingly and substantially participated, or acquiesced in the issuance or dissemination of such statements or documents as primary violations

of the securities laws.

201. The Defendants by virtue of their receipt of information reflecting the true facts of the GNS-LZGI Merger, their control over, and/or receipt and/or modification of LZGI and GNS's materially misleading statements, and/or their associations with LZGI and GNS which made them privy to financial, accounting, and proprietary information concerning LZGI and the GNS-LZGI Merger, participated in the fraudulent scheme to defraud investors, stockholders, US auditors, and the SEC.

202. Defendants Ritz and Moe, as LZGI's senior officers and directors, had actual knowledge of the material omissions and/or the falsity of the material statements set forth above, and intended to deceive Plaintiffs and other members of the Class, or, in the alternative, acted with reckless disregard for the truth when they failed to ascertain and disclose the true facts in the statements made by them or other personnel of LZGI to members of the investing public, including Plaintiffs.

203. Defendant Hamilton, as GNS's CEO, director and founder, had actual knowledge of the material omissions and/or the falsity of the material statements set forth above, and intended to deceive Plaintiffs, or, in the alternative, acted with reckless disregard for the truth when he failed to ascertain and disclose the true facts in the statements made by him or other personnel of GNS to members of the investing public, including Plaintiffs.

204. Specifically, Defendants disseminated the following materially false statements:

a. **01.24.2024**: GNS and LZGI issued a press release to announce the merger,[11] and represented that "[t]he merger has been approved by the boards of both companies, a definitive agreement has been signed and the merger will close

[11] https://ir.geniusgroup.net/news-events/press-releases/detail/118/genius-group-and-fatbrain-ai-agree-to-merge-into-growth

subject to . . . shareholder and NYSE approval."

b. **<u>03.14.2024</u>**: GNS issued a press release[12] and misrepresented that "[GNS] . . . and [LZGI] today announced completion of their merger" even though LZGI never sought nor obtained shareholder approval, a condition that GNS itself had stated was necessary for the merger to close. GNS also relied on the announcement to falsely represent to shareholders and lenders that its revenues would skyrocket, following the merger, in "approximately 150%", a representation GNS deliberately made to deceive, as GNS would seek to raise hundreds of millions of dollars based on those numbers.

c. **<u>03.18.2024</u>:** GNS misrepresented, in its Form 6-K,[13] and via a press release, that the deal involved "the purchase of selected FatBrain AI assets and liabilities . . . and no merger into Genius has taken place." That, of course, was contrary to all prior GNS and LZGI's representations, and were meant to deceive investors, as part of Ritz and Moe's scheme (Moe had become Chairman of the GNS Board, and Ritz director and CRO of GNS) to walk away from all the liabilities they had created at LZGI. Even worse, GNS misrepresented that "[a]ll necessary approvals for the transaction from shareholders, the board and regulators were received prior to the closing." That was also false, because LZGI shareholders had never approved the merger.

d. **<u>05.15.2024</u>:** GNS relies heavily on LZGI's fraudulent financials to paint a

[12] https://ir.geniusgroup.net/news-events/press-releases/detail/122/genius-group-completes-fatbrain-ai-merger-150-increase-in

[13] https://www.sec.gov/Archives/edgar/data/1847806/000149315224010222/ex99-1.htm

false picture of GNS as a thriving business, in its Form 6-K, dated May 15, 2024,[14] and Form 20F, of the same date. In these Forms, GNS misrepresented to shareholders and investors that its revenues were expected to increase substantially, in an effort to secure funding while raising its stock price: "Pro forma 2023 revenue increased 150% to $70.4 million from $28.1 million in 2022, including revenue from the FatBrain AI transaction."

e. **06.25.2024 to 08.27.2024**: GNS falsely represented, in several SEC filings, that the Merger added tens of millions of dollars in annual revenues to GNS, to deceive investors by painting a picture that GNS was thriving and its revenues growing. In addition to deceiving shareholders and Class Members, GNS misrepresented those financials to deceive investors and lenders, as it attempted to raise $250 million. For example, GNS misrepresented its financials by relying on LZGI's fraudulent revenues in its Forms (i) F-1/A of June 25, 2024;[15] (ii) F-1/A of July 10, 2024;[16] (iii) F-3/A of July 26, 2024;[17] (iv) F-1/A of August 15, 2024;[18] (v) F-1/A of August 27, 2024;[19] (vi) F-3/A of August 27, 2024.[20]

205. In addition, Defendants engaged in a concerted fraudulent scheme to defraud LZGI shareholders in connection with the Merger, and to conceal the wrongdoing from Plaintiffs and

[14] *See* https://www.sec.gov/Archives/edgar/data/1847806/000149315224019678/ex99-1.htm (Form 6-K); and https://www.sec.gov/ix?doc=/Archives/edgar/data/1847806/000149315224019663/form20-f.htm (Form 20-F).
[15] https://www.sec.gov/Archives/edgar/data/1847806/000149315224025009/formf-1a.htm.
[16] https://www.sec.gov/Archives/edgar/data/1847806/000149315224026791/formf-1a.htm.
[17] https://www.sec.gov/Archives/edgar/data/1847806/000149315224029246/formf-3a.htm.
[18] https://www.sec.gov/Archives/edgar/data/1847806/000149315224032524/formf-1a.htm.
[19] https://www.sec.gov/Archives/edgar/data/1847806/000149315224034004/formf-1a.htm.
[20] https://www.sec.gov/Archives/edgar/data/1847806/000149315224034007/formf-3a.htm.

other members of the Class. The scheme consisted of:

a. **December 2023 to March 2024**: Ritz and Moe issued over 73 million LZGI shares, without public disclosure, without shareholder approval, and without any compensation to the company. Ritz and Moe did so, with the intent to defraud LZGI shareholders in connection with the merger, as they issued 16 million shares to themselves and over 19 million shares to Carter, which were meant to bribe Pulier. GNS knew that Ritz and Moe had issued those shares, as the amount of outstanding stock, as of the date GNS announced the Merger, was 153,400,505, and, as GNS closed the Merger, the number of LZGI outstanding shares had increased to 227,531,255.

b. **03.18.2024**: GNS represented, in its Form 6-K,[21] that: "All of [LZGI's] former shareholders, which includes investors in the US and accomplished technology and education entrepreneurs and investors, including Michael Moe and Peter Ritz, will receive one (1) Genius Group share for every three (3) FatBrain AI shares." That exchange ratio was fraudulent, and GNS knew it was fraudulent. That is why GNS omitted from its Form 6-K that Ritz and Moe had issued over 73 million LZGI shares fraudulently, in connection with the merger, which impacted the exchange ratio to the detriment of LZGI and all its shareholders who received less GNS stock than they should have. In essence, GNS was covering up Ritz and Moe's scheme, because GNS also wanted to exploit the deal to secure hundreds of millions of dollars in financing.

[21] https://www.sec.gov/Archives/edgar/data/1847806/000149315224010222/ex99-1.htm

c. **03.22.2024**: Ritz and Moe wrongfully issued (a) 8,000,000 LZGI shares to Ritz, (b) 8,000,000 LZGI shares to Moe, and (c) 2,025,000 LZGI shares to St. Michael's Ventures LLC (Michael Carter's company). There are no records of shareholder approval authorizing issuance of LZGI shares to Ritz, Moe and Carter. There are no SEC filings or formal documentation to support the issuance of these LZGI shares. GNS knew that these shares had been wrongfully issued, and relied on the fraudulent issuance of shares to determine the exchange ratio it would employ to convert LZGI shares to GNS shares, in connection with the Merger.

d. **03.26.2024**: In addition, Ritz and Moe wrongfully issued (a) 10,000,000 shares to Ritz and (b) 17,300,000 shares to St. Michael's Ventures LLC (Michael Carter's company). There are no records of shareholder approval authorizing issuance of these LZGI shares, nor any SEC filings or formal documentation to support the issuance of these shares. Moreover, Carter, as the beneficial owner of St. Michael's Ventures LLC, should have, but did not disclose the receipt of those shares. Even worse, both GNS and LZGI omitted from its SEC filings that Carter used those shares to bribe a GNS board member, Pulier, to defraud shareholders. GNS omitted all those facts from its SEC filings, which, if disclosed, would expose the falsity of GNS's prior statements that the Merger had been properly approved by its board and by all shareholders (it was not, as it resulted an intricate fraudulent scheme).

e. **04.29.2024**: GNS filed with the SEC a copy of a voting agreement with Ritz

and Moe, as GNS stockholders. The agreement reflected that GNS had issued (a) 12,427,876 GNS shares to Ritz (6.68% of outstanding stock); and (b) 5,524,945 GNS shares to Moe (2.97% of outstanding stock). In fact, Ritz owned more stock than Hamilton (GNS's founder), who owns 8,311,175 GNS shares (4.47% of outstanding stock). Nowhere has GNS disclosed why it had issued 17,952,821 GNS shares to Ritz and Moe, in addition to the GNS shares they would receive in connection with the Merger. This omitted material fact would expose the falsity of GNS's prior statements that all LZGI shareholders would receive 1 GNS stock for every 3 LZGI shares they owned, given that Moe and Ritz received more GNS shares than any other LZGI shareholder.

f. **<u>05.15.2024</u>**: GNS disclosed a non-final version of the GNS-LZGI agreement as an Exhibit to its Form 20-F.[22] The agreement, however, did not contain a purchase price nor the exchange ratio for the conversion of LZGI shares into GNS stock. However, the agreement contained a provision that GNS, Ritz and Moe would liquidate LZGI, and that GNS would "fund LZG's expenses and costs in winding and liquidating LZG after closing." This provision confirms Defendants' scheme to defraud LZGI, as they sold LZGI's asset to GNS and covered up all their theft of LZGI's assets.

g. **<u>May-June 2024</u>**: Several LZGI shareholders formally reported to Hamilton, in his capacity as GNS's CEO, that Ritz and Moe had wrongfully issued over 73 million LZGI shares in connection with the Merger,

[22] https://www.sec.gov/ix?doc=/Archives/edgar/data/0001847806/000149315224019663/form20-f.htm.

including 16 million shares to themselves, and over 19 million shares that Carter used to bribe Pulier. GNS omitted that material information from its SEC filings, to conceal the wrongdoing and deceive investors. That was a material omission, as these facts made GNS's affirmative statements that the Merger had been legitimately approved by all shareholders were materially misleading.

h. **07.11. 2024**: Hamilton confirmed that were no records to support Ritz and Moe's actions, in his capacity as CEO and co-founder of GNS. GNS, however, omitted that material information from its SEC filings, to conceal the wrongdoing and deceive investors. That was material omission, as these facts made GNS's affirmative statements that the Merger had been legitimately approved by all shareholders were false and misleading.

206. On September 24, 2024, GNS filed a Form 6-K through which the company admitted that all the statements above were materially false, as it learned that "Michael Moe and Peter Ritz, have not complied with LZGI's corporate governance obligations in connection with the Prime Source transaction and the issuance of LZGI shares to themselves."

207. As a result of Defendants' false and misleading statements, as well as Defendants' fraudulent omission of key adverse material facts regarding the GNS-LZGI Merger, Plaintiffs received less GNS shares than they were entitled to. Indeed, due to Defendants' fraudulent actions, Plaintiffs received GNS shares which are virtually worthless, resulting in millions of dollars in losses.

208. In addition, Defendants forced LZGI to engage in fraudulent direct dealing with Carter, Moe, and Ritz, and issue millions of shares to themselves, for no consideration, and without

any disclosure or approval.

209. Defendant GNS is liable for Ritz and Moe's fraudulent scheme and for their wrongful issuance of LZGI shares, because the LZGI-GNS deal, as structured by GNS, consisted of a de facto merger, resulting in (a) continuity of ownership, as Ritz and Moe remained as major shareholders of GNS, and all other LZGI shareholders became GNS stockholders (owning 43% of the company), (b) cessation of LZGI's ordinary business operations and dissolution of LZGI (with all costs covered by GNS), (c) GNS assumed all liabilities necessary for the uninterrupted continuation of LZGI, in the amount of $15 million, and refused to assume any other LZGI liabilities to avoid liability through corporate transformations in form only, (d) Moe and Ritz retained their leadership positions, as Ritz was elevated to CRO and director, and Moe as Chairman of the GNS Board, overseeing all operations that LZGI sold to GNS.

210. By reason of the foregoing, the Defendants have violated Section 10(b) of the 1934 Act and Rule 10b-5 promulgated thereunder and are liable to the Plaintiffs for substantial damages which they suffered in connection with the GNS-LZGI Merger.

COUNT II
Violation of Section 20(a) of the Exchange Act
(Moe, Hamilton and Ritz)

211. Plaintiffs reallege and incorporate by reference all preceding paragraphs as if fully set forth herein.

212. Moe, Ritz and Hamilton acted as controlling persons of GNS and LZGI within the meaning of Section 20(a) of the Exchange Act as alleged herein.

213. By virtue of their high-level positions with the Companies, participation in, and/or awareness of the Companies' operations, and intimate knowledge of the false statements filed by the Companies with the SEC and disseminated to the investing public, these individual Defendants

had the power to influence and control and did influence and control, directly or indirectly, the decision-making of both LZGI and GNS, including the content and dissemination of the various statements which are false and misleading.

214. Each of these individual Defendants was provided with or had unlimited access to copies of the reports, press releases, public filings, and other statements alleged by Plaintiffs to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

215. Ritz, Moe and Hamilton were also responsible for creating and overseeing LZGI and GNS's internal controls over financial reporting, and failed to install controls that would have prevented the fraudulent scheme in connection with the Merger.

216. Further, Ritz, with Moe's assistance, and Hamilton signed the Form 20-Fs and certifications, and authorized the filing or dissemination of the Form 20-Fs, Form 6-Ks, and 8-KS, as well as press releases, that are alleged herein to contain materially false and misleading statements or material omissions.

217. In particular, the Individual Defendants had direct and supervisory involvement in the day-to-day operations of LZGI and GNS and, therefore, had the power to control or influence the Merger giving rise to the securities violations as alleged herein, and exercised the same.

218. As set forth above, LZGI, GNS and all individual Defendants each violated Section 10(b) and Rule 10b-5 by their acts and omissions as alleged in this Complaint. By virtue of their position as controlling persons of LZGI and GNS, the Individual Defendants are liable pursuant to Section 20(a) of the Exchange Act.

219. As a direct and proximate result of these Defendants' wrongful conduct, Plaintiffs and other members of the Class suffered damages in connection with the LZGI-GNS Merger

during the Class Period.

JURY DEMAND

220. Plaintiffs demand a trial by jury on all issues so triable.

Dated: October 4, 2024.

Respectfully submitted,

AXS LAW GROUP, PLLC
2121 NW 2nd Avenue, Suite 201
Miami, FL 33127
Tel: 305.297.1878

By: *[/s/ Jeffrey W. Gutchess]*
Jeffrey W. Gutchess
jeff@axslawgroup.com
Bernardo N. de Mello Franco
bernardo@axslawgroup.com

MCMULLIN & ASSOCIATES
11 Broadway, Suite 615
New York, NY 10004
Tel: (212) 882-1606
Fax: (866) 750-7586

By: */s/ Stephen McMullin*
Stephen McMullin
stephen@mcmullinlawfirm.com

Counsel for Plaintiffs

Certification and Authorization of Named Plaintiff Pursuant to Federal Securities Laws

The individual or institution listed below (the "Plaintiff") authorizes and, upon execution of the accompanying retainer agreement by The AXS Law Group, PLLC, retains The AXS Law Group, PLLC to file an action under the federal securities laws to recover damages and to seek other relief against Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz. Genius Group Limited. The AXS Law Group, PLLC will prosecute the action on a contingent fee basis and will advance all costs and expenses. The Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited Retention Agreement provided to the Plaintiff is incorporated by reference, upon execution by The AXS Law Group, PLLC

Name: **R. Scott Caputo**

Address: 59 La Costa Drive

City: Annandale

State: N.J.

Zip: 08801

Country: US

Facsimile:

Phone:908-255-9271

Email: scottcaputo@me.com

Plaintiff certifies that:

1. Plaintiff has reviewed the complaint and authorized its filing.

2. Plaintiff did not acquire the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action or any other litigation under the federal securities laws.

3. Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4. Plaintiff represents and warrants that he/she/it is fully authorized to enter into and execute this certification.

5. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except such reasonable costs and

Certification for **R. Scott Caputo** (cont.)

By clicking on the button below, I intend to sign and execute this agreement and retain the AXS Law Group, PLLC to proceed on Plaintiff's behalf, on a contingent fee basis. **YES**

Date of signing: 10-2-24

expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.

6. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

Acquisitions:

Type of Security	Buy Date	# of Shares	Price per Share
Common Stock	04/28/22	1,500,000	.1255

7. I have not served as a representative party on behalf of a class under the federal securities laws during the last three years, except if detailed below. [X]

I declare under penalty of perjury, under the laws of the United States, that the information entered is accurate: **YES**

Certification and Authorization of Named Plaintiff Pursuant to Federal Securities Laws

The individual or institution listed below (the "Plaintiff") authorizes and, upon execution of the accompanying retainer agreement by The AXS Law Group, PLLC, retains The AXS Law Group, PLLC to file an action under the federal securities laws to recover damages and to seek other relief against Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited. The AXS Law Group, PLLC will prosecute the action on a contingent fee basis and will advance all costs and expenses. The Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited Retention Agreement provided to the Plaintiff is incorporated by reference, upon execution by The AXS Law Group, PLLC

Name: **Hunts Road LLC**

Address: 81 N Sussex St

City: Dover

State: NJ

Zip: 07860

Country: USA

Facsimile:

Phone: (973) 271-2322

Email: klughill@aol.com

Plaintiff certifies that:

1. Plaintiff has reviewed the complaint and authorized its filing.

2. Plaintiff did not acquire the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action or any other litigation under the federal securities laws.

3. Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4. Plaintiff represents and warrants that he/she/it is fully authorized to enter into and execute this certification.

5. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except such reasonable costs and

expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.

6. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

Acquisitions:

Type of Security	Buy Date	# of Shares	Price per Share
Common Stock	9/27/2021	409,837	.1220
Common Stock	10/08/2021	327,868	.1220
Common Stock	8/26/2022	300,000	.7333
Common Stock	12/03/2023	950,000	.1500

7. I have not served as a representative party on behalf of a class under the federal securities laws during the last three years, except if detailed below. [ ]

I declare under penalty of perjury, under the laws of the

United States, that the information entered is accurate: **YES**

Certification for **Hunts Road LLC** (cont.)

By clicking on the button below, I intend to sign and execute this agreement and retain the AXS Law Group, PLLC to proceed on Plaintiff's behalf, on a contingent fee basis. **YES**

Date of signing: October, 2 2024

Manager

Hunts Road LLC

Certification and Authorization of Named Plaintiff Pursuant to Federal Securities Laws

The individual or institution listed below (the "Plaintiff") authorizes and, upon execution of the accompanying retainer agreement by The AXS Law Group, PLLC, retains The AXS Law Group, PLLC to file an action under the federal securities laws to recover damages and to seek other relief against Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited. The AXS Law Group, PLLC will prosecute the action on a contingent fee basis and will advance all costs and expenses. The Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited Retention Agreement provided to the Plaintiff is incorporated by reference, upon execution by The AXS Law Group, PLLC

Name: **Ion1 LLC**

Address: 81 N Sussex St

City: Dover

State: NJ

Zip: 07860

Country: USA

Facsimile:

Phone: (973) 271-2322

Email: klughill@aol.com

Plaintiff certifies that:

1. Plaintiff has reviewed the complaint and authorized its filing.

2. Plaintiff did not acquire the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action or any other litigation under the federal securities laws.

3. Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4. Plaintiff represents and warrants that he/she/it is fully authorized to enter into and execute this certification.

5. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except such reasonable costs and

expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.

6. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

Acquisitions:

Type of Security	Buy Date	# of Shares	Price per Share
Common Stock	11/01/2021	819,672	.1220
Common Stock	12/01/2021	409,836	.1220

7. I have not served as a representative party on behalf of a class under the federal securities laws during the last three years, except if detailed below. [ ]

I declare under penalty of perjury, under the laws of the

United States, that the information entered is accurate: **YES**

Certification for **Ion1 LLC** (cont.)

By clicking on the button below, I intend to sign and execute this agreement and retain the AXS Law Group, PLLC to proceed on Plaintiff's behalf, on a contingent fee basis. **YES**

Date of signing: October, 2 2024



Manager

Ion1 LLC

Certification and Authorization of Named Plaintiff Pursuant to Federal Securities Laws

The individual or institution listed below (the "Plaintiff") authorizes and, upon execution of the accompanying retainer agreement by The AXS Law Group, PLLC, retains The AXS Law Group, PLLC to file an action under the federal securities laws to recover damages and to seek other relief against Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited. The AXS Law Group, PLLC will prosecute the action on a contingent fee basis and will advance all costs and expenses. The Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited Retention Agreement provided to the Plaintiff is incorporated by reference, upon execution by The AXS Law Group, PLLC

Name: **Brickell Capital Solo 401k Trust**

Address: 11 Broadway, Suite 615

City: New York

State: New York

Zip: 10004

Country: USA

Facsimile: NA

Phone: 2128821606

Email: stephen@mcmullinlawfirm.com

Plaintiff certifies that:

1. Plaintiff has reviewed the complaint and authorized its filing.

2. Plaintiff did not acquire the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action or any other litigation under the federal securities laws.

3. Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4. Plaintiff represents and warrants that he/she/it is fully authorized to enter into and execute this certification.

5. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except such reasonable costs and

expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.

6. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

Acquisitions:

Type of Security	Buy Date	# of Shares	Price per Share
Common Stock	10/12/21	409,835	$0.122
Common Stock	03/28/22	166,667	$0.60

7. I have not served as a representative party on behalf of a class under the federal securities laws during the last three years, except if detailed below. [ ]

I declare under penalty of perjury, under the laws of the

United States, that the information entered is accurate: **YES**

Certification for **Stephen McMullin** (cont.)

By clicking on the button below, I intend to sign and execute this agreement and retain the AXS Law Group, PLLC to proceed on Plaintiff's behalf, on a contingent fee basis. **YES**

Date of signing: 10/3/24



Stephen McMullin, Trustee

On behalf of Brickell Capital Solo 401K Trust

Certification and Authorization of Named Plaintiff Pursuant to Federal Securities Laws

The individual or institution listed below (the "Plaintiff") authorizes and, upon execution of the accompanying retainer agreement by The AXS Law Group, PLLC, retains The AXS Law Group, PLLC to file an action under the federal securities laws to recover damages and to seek other relief against Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited. The AXS Law Group, PLLC will prosecute the action on a contingent fee basis and will advance all costs and expenses. The Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited Retention Agreement provided to the Plaintiff is incorporated by reference, upon execution by The AXS Law Group, PLLC

Name: **Edward Reinle**

Address: 15 Witherwood Dr

City: Hamburg

State: NJ

Zip: 07419

Country: USA

Facsimile:

Phone: (973) 271-2322

Email: klughill@aol.com

Plaintiff certifies that:

1. Plaintiff has reviewed the complaint and authorized its filing.

2. Plaintiff did not acquire the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action or any other litigation under the federal securities laws.

3. Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4. Plaintiff represents and warrants that he/she/it is fully authorized to enter into and execute this certification.

5. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except such reasonable costs and

expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.

6. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

Acquisitions:

Type of Security	Buy Date	# of Shares	Price per Share
Common Stock	8/26/2022	100,000	.5000

7. I have not served as a representative party on behalf of a class under the federal securities laws during the last three years, except if detailed below. [ ]

I declare under penalty of perjury, under the laws of the

United States, that the information entered is accurate: **YES**

Certification for **Edward Reinle** (cont.)

By clicking on the button below, I intend to sign and execute this agreement and retain the AXS Law Group, PLLC to proceed on Plaintiff's behalf, on a contingent fee basis. **YES**

Date of signing: October, 2 2024

Edward Reinle

Edward Reinle

Certification and Authorization of Named Plaintiff Pursuant to Federal Securities Laws

The individual or institution listed below (the "Plaintiff") authorizes and, upon execution of the accompanying retainer agreement by The AXS Law Group, PLLC, retains The AXS Law Group, PLLC to file an action under the federal securities laws to recover damages and to seek other relief against Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited. The AXS Law Group, PLLC will prosecute the action on a contingent fee basis and will advance all costs and expenses. The Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited Retention Agreement provided to the Plaintiff is incorporated by reference, upon execution by The AXS Law Group, PLLC.

Name: Emanuel Valadakis

Address: 3415 Washington Blvd, Unit 208

City: Arlington

State: Virginia

Zip: 22201

Country: Unites States

Facsimile: N/A

Phone: 484-467-5698

Email: mvaladakis@comcast.net

Plaintiff certifies that:

1. Plaintiff has reviewed the complaint and authorized its filing.

2. Plaintiff did not acquire the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action or any other litigation under the federal securities laws.

3. Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4. Plaintiff represents and warrants that he/she/it is fully authorized to enter into and execute this certification.

5. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except such reasonable costs and

expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.

6. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

Acquisitions:

Type of Security	Buy Date	# of Shares	Price per Share
Common Stock	Nov 30, 2022	150,228	$0.5160
	May 11, 2023	139,100	$0.00
	June 16, 2023	1,306,346	$0.5160

7. I have not served as a representative party on behalf of a class under the federal securities laws during the last three years, except if detailed below. [ ]

I declare under penalty of perjury, under the laws of the

United States, that the information entered is accurate: **YES**

Certification for **Emanuel Valadakis** (cont.)

By clicking on the button below, I intend to sign and execute this agreement and retain the AXS Law Group, PLLC to proceed on Plaintiff's behalf, on a contingent fee basis. **YES**

Date of signing: October 4, 2024

Emanuel Valad

Certification and Authorization of Named Plaintiff Pursuant to Federal Securities Laws

The individual or institution listed below (the "Plaintiff") authorizes and, upon execution of the accompanying retainer agreement by The AXS Law Group, PLLC, retains The AXS Law Group, PLLC to file an action under the federal securities laws to recover damages and to seek other relief against Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited. The AXS Law Group, PLLC will prosecute the action on a contingent fee basis and will advance all costs and expenses. The Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited Retention Agreement provided to the Plaintiff is incorporated by reference, upon execution by The AXS Law Group, PLLC.

Name: Zitah McMillan-Ward

Address: Lions Farm, Penn Bottom, Penn

City: High Wycombe

State: Buckinghamshire

Zip: HP10 8PJ

Country: United Kingdom

Facsimile:

Phone:

Email: zitahmcmillan@gmail.com

Plaintiff certifies that:

1. Plaintiff has reviewed the complaint and authorized its filing.

2. Plaintiff did not acquire the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action or any other litigation under the federal securities laws.

3. Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4. Plaintiff represents and warrants that he/she/it is fully authorized to enter into and execute this certification.

5. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except such reasonable costs and

expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.

6. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

Acquisitions:

Type of Security	Buy Date	# of Shares	Price per Share

ACCOUNT SUMMARY

RESTRICTED BOOK SHARES*	BOOK SHARES	CERTIFICATE SHARES	TOTAL SHARES
1,835,684	0	0	1,835,684

*Any RESTRICTED book entry shares listed on this statement are subject to the following restrictions: The shares represented by this statement have not been registered under the Securities Act of 1933, as amended. The shares have been acquired for investment and may not be offered, sold or otherwise transferred in the absence of an effective registration statement with respect to the shares or an exemption from the registration requirements of said act that is then applicable to the shares, as to which a prior opinion of counsel will be required by the issuer or the transfer agent.

CURRENT ACTIVITY

Transaction Date	Cert#/Book Transaction Description	Shares Deposited or Withdrawn	Running Balance
	BEGINNING BALANCE		163,512
05/11/23	ISSUE SECURITIES	100,000	263,512
05/11/23	ISSUE SECURITIES	151,400	414,912
06/16/23	ISSUE SECURITIES	1,420,772	1,835,684

7. I have not served as a representative party on behalf of a class under the federal securities laws during the last three years, except if detailed below. [ ]

I declare under penalty of perjury, under the laws of the

United States, that the information entered is accurate: **YES**

Certification for **Zitah McMillan-Ward** (cont.)



By clicking on the button below, I intend to sign and execute this agreement and retain the AXS Law Group, PLLC to proceed on Plaintiff's behalf, on a contingent fee basis. **YES**

Date of signing: 4th October 2024

____

Certification and Authorization of Named Plaintiff Pursuant to Federal Securities Laws

The individual or institution listed below (the "Plaintiff") authorizes and, upon execution of the accompanying retainer agreement by The AXS Law Group, PLLC, retains The AXS Law Group, PLLC to file an action under the federal securities laws to recover damages and to seek other relief against Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited. The AXS Law Group, PLLC will prosecute the action on a contingent fee basis and will advance all costs and expenses. The Michael M. Carter, Michael Moe, Roger Hamilton, Eric Pulier, Peter B. Ritz, Genius Group Limited Retention Agreement provided to the Plaintiff is incorporated by reference, upon execution by The AXS Law Group, PLLC

Name: **Kailey Lewis**

Address: 65 Stevensville Rd

City: Underhill

State: VT

Zip: 05489

Country: USA

Facsimile:

Phone: (862)266-0464

Email: kaileyslewis@gmail.com

Plaintiff certifies that:

1. Plaintiff has reviewed the complaint and authorized its filing.

2. Plaintiff did not acquire the security that is the subject of this action at the direction of plaintiff's counsel or in order to participate in this private action or any other litigation under the federal securities laws.

3. Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary.

4. Plaintiff represents and warrants that he/she/it is fully authorized to enter into and execute this certification.

5. Plaintiff will not accept any payment for serving as a representative party on behalf of the class beyond the Plaintiff's pro rata share of any recovery, except such reasonable costs and

expenses (including lost wages) directly relating to the representation of the class as ordered or approved by the court.

6. Plaintiff has made no transaction(s) during the Class Period in the debt or equity securities that are the subject of this action except those set forth below:

Acquisitions:

Type of Security	Buy Date	# of Shares	Price per Share
Common Stock	8/26/2022	409,836	.1220
Common Stock	"various"	49,071	2.2887

7. I have not served as a representative party on behalf of a class under the federal securities laws during the last three years, except if detailed below. [ ]

I declare under penalty of perjury, under the laws of the

United States, that the information entered is accurate: **YES**

Certification for **Kailey Lewis** (cont.)

By clicking on the button below, I intend to sign and execute this agreement and retain the AXS Law Group, PLLC to proceed on Plaintiff's behalf, on a contingent fee basis. **YES**

Date of signing: October, 2 2024

Kailey Lewis